Exhibit 99.1

La Rosa Holdings Announces Debt Restructuring; Conversion Rights Halted and Principal & Interest Payments Deferred Until February 2025

Restructuring benefits financial position and reduces debt under the notes by approximately 9.5%

Reaffirms target of $100 million annualized revenue exit run rate for 2024, with profitability expected in 2025

Celebration, FL – September 26, 2024 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for six agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today announced that it has entered into an amendment with its noteholder to restructure debt under three outstanding notes issued to the holder in February, April, and July 2024. As part of the amendment, the Company agreed to repay to the holder $200,000 of the debt under the notes, and all principal and interest payments under the notes have been deferred until February 1, 2025. Starting February 1, 2025, the Company will pay monthly payments to the holder, which shall be first applied to the July note until it is repaid in the entirety, and then to the April note until it is repaid in the entirety, following which such payments shall be applied to the February note. Additionally, maturity dates under all three notes were extended to August 1, 2025, and the holder agreed not to effectuate any conversions of the notes unless the Company fails to comply with the amendment or there is an event of default under the notes. The Company believes that this strategic restructuring strengthens the Company’s financial position by reducing total debt under the notes by approximately 9.5%, providing greater financial flexibility to pursue growth initiatives and long-term objectives.

Joe La Rosa, CEO of La Rosa Holdings, commented, “We believe that this debt restructuring is an important step in strengthening our financial foundation as we accelerate our growth momentum. By consolidating payments under the outstanding notes, deferring principal and interest payments until February 2025 and the holder agreeing to halt conversions of the notes, we are significantly improving our financial position. This not only reduces our debt under the notes by approximately 9.5%, but also provides us with the flexibility to reinvest in the business, focus on expansion, and execute our strategic acquisition plans.”

“We have additional acquisitions that we hope to close by the end of the year, which we plan to primarily fund with stock. We believe this strategy will allow us to expand our market footprint while minimizing additional debt. Additionally, as previously announced over 400 new agents onboarded since June 1, 2024. We believe that this fact demonstrates our ability to scale effectively, driven by our agent-centric, technology-integrated model. Within the next six months, we expect the Company to be in a significantly stronger position, with improvements in both our top and bottom lines through targeted acquisitions and organic growth. We aim at achieving an annualized revenue run rate of $100 million by the end of 2024 and reaching profitability in 2025, assuming that all of our planned acquisitions are consummated before the end of 2024. Our team is fully committed to delivering long-term value for our shareholders, and this restructuring positions us to capitalize on new opportunities as we continue to scale,” concluded Mr. La Rosa.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is disrupting the real estate industry by offering agents a choice between a revenue share model or an annual fee-based model with 100% agent commissions. Leveraging its proprietary technology platform, La Rosa empowers agents and franchisees to deliver top-tier service to their clients. The Company provides both residential and commercial real estate brokerage services and offers technology-based products and services to its sales agents and franchise agents.

La Rosa’s business model is structured around internal services for agents and external services for the public, including residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. The Company has 24 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, Georgia, and Puerto Rico. The Company also has 13 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices in the United States and Puerto Rico.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents that we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com